Exhibit 99.1

NVIDIA REPORTS  OPERATING RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR 2005

Company Achieves Record Annual Revenue Exceeding $2 Billion, Quarterly Net Income Increases 99 Percent Year-Over-Year

SANTA CLARA, CA─February 17, 2005 ─NVIDIA Corporation (Nasdaq: NVDA) today reported financial results for the fourth quarter of fiscal 2005 and the fiscal year ended January 30, 2005.

For the fourth quarter of fiscal 2005, revenue increased to $566.5 million, compared to $472.1 million for the fourth quarter of fiscal 2004, an increase of 20 percent.  Net income for the fourth quarter of fiscal 2005 was $48.0 million, or $0.27 per diluted share, compared to net income of $24.2 million, or $0.14 per diluted share, for the fourth quarter of fiscal 2004, an increase of 99 percent.

Revenue for the fiscal year ended January 30, 2005 was $2.01 billion, compared to revenue of $1.82 billion for the fiscal year ended January 25, 2004. Net income for the fiscal year ended January 30, 2005 was $100.4 million, or $0.57 per diluted share, compared to net income of $74.4 million, or $0.43 per diluted share, for the fiscal year ended January 25, 2004.

“2004 was a turning point for NVIDIA. We produced a record number of market-leading products and platform-changing initiatives, and set the stage for growth in the coming years,” stated Jen-Hsun Huang, president and CEO of NVIDIA. “Besides achieving record revenue, we continued to expand our market footprint beyond PC graphics and now have growing businesses in all of the major digital media device markets - PCs, cell phones, and consumer electronics.”

Huang added, “Our results also reflected a major focus across the company to drive profitable growth and improve gross margins back toward historical levels.”

Fourth Quarter Fiscal 2005 Highlights

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NVIDIA and Sony Computer Entertainment Incorporated (SCEI) entered into a collaboration to jointly develop graphics and computer entertainment technology for the highly-anticipated next-generation PlayStation computer entertainment system.

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NVIDIA and Intel signed a broad, multi-year patent cross license agreement and front-side bus license agreement that enables the Company to deliver the NVIDIA nForce™ platform technology on Intel-based systems.

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NVIDIA launched and delivered volume production of four new desktop and notebook GeForce™ 6 graphics processing units (GPUs) designed for the value, mid-range and enthusiast segments including the GeForce 6200 with TurboCache™ technology, Go 6800, Go 6600 and Go 6200. Unit shipments of all GeForce 6 GPUs more than doubled over the previous quarter.

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The first NVIDIA® SLI™-Ready multi-GPU motherboard, the ASUS A8N-SLI, became available for the AMD64 platform. Nearly every enthusiast system builder is now shipping NVIDIA SLI technology-based systems. NVIDIA SLI technology earned the Popular Science "Best of What's New" Award and Maximum PC’s coveted Gear of the Year Award.

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NVIDIA extended its share from 64 percent to 67 percent from the third quarter of calendar 2004 to the fourth quarter of calendar 2004 in the Performance DX9 Desktop GPU segment, and gained 3 percent during the fourth calendar quarter in the Total Desktop and Notebook segment according to Mercury Research’s Fourth Quarter PC Graphics Report 2004.

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The NVIDIA nForce4 media and communication processor (MCP) set record sales growth during the fourth quarter by shipping nearly one million NVIDIA nForce4 MCPs since the product’s availability in December 2004. From the third calendar quarter of 2004 to the fourth calendar quarter of 2004, NVIDIA nForce MCPs increased their share of the AMD64 segment to 48%, as reported by Mercury Research for the quarter ending December 31, 2004. The NVIDIA nForce product line also achieved record revenue for the fourth quarter.

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NVIDIA announced in February 2005 the new GoForce 3D 4800 wireless media processor (WMP) which integrates highly-realistic 3D graphics, multi-megapixel still imaging, and high-quality video capture and playback. The 4800 includes a hardware encoder called “NVIDIA FotoPack™” technology which automatically optimizes JPEG compression to allow users to store up to three times more photos in the limited memory space on cell phones. The WMP business unit also achieved record revenue for the fourth quarter.

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NVIDIA announced the NVIDIA nForce Professional MCP, the industry’s only PCI-Express core-logic family for AMD Opteron processor-based server and workstation platforms. The NVIDIA nForce Professional family includes the 2200 and 2050 MCP.

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NVIDIA announced PureVideo™ technology, a combination of dedicated video processing hardware and software technologies designed to accelerate the playback of MPEG-2 and high-definition video content at home theater levels of quality.

NVIDIA will conduct a conference call with analysts and investors to discuss its fourth quarter and fiscal year 2005 financial results and current financial prospects today at 2:00 PM Pacific Time (5:00 PM Eastern Time). To listen to the call, please dial (706) 679-0543; no password is required. A live web cast (listen-only mode) of the conference call will be held at the NVIDIA investor relations web site http://nvidia.com/ir and at http://www.streetevents.com. The web cast will be recorded and available for replay until the Company’s conference call to discuss its financial results for its first quarter fiscal 2006.

About NVIDIA
NVIDIA Corporation is a worldwide leader in graphics and digital media processors. The Company’s products enhance the end-user experience on consumer and professional computing devices. NVIDIA graphics processing units (GPUs), media and communications processors (MCPs), and wireless media processors (WMPs) have broad market reach and are incorporated into a variety of platforms, including consumer and enterprise PCs, notebooks, workstations, PDAs, mobile phones, and video game consoles. NVIDIA is headquartered in Santa Clara, California and employs more than 2,000 people worldwide. For more information, visit the Company’s Web site at www.nvidia.com.

Certain statements in this press release including, but not limited to, statements as to expansion of market footprint beyond PC graphics, profitable growth, gross margins and overall growth are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, market acceptance of our new products, manufacturing and other delays relating to our current or new products, the impact of technological development and competition, unexpected expenditures or decreases in average selling prices, difficulties in the fabrication process, our dependence on third-party manufacturers, general industry trends including cyclical trends in the PC, handheld and semiconductor industries, manufacturing costs and the pricing of components, the impact of competitive products and pricing alternatives, changes in industry standards and interfaces, our dependence on third-party developers and publishers and the impact and cost of litigation and other proceedings and other risks detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission including its Form 10-Q for the quarter ended October 24, 2004.These forward-looking statements speak only as of the date of this release. NVIDIA disclaims any obligation to update these forward-looking statements.

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Copyright © 2005 NVIDIA Corporation.  All rights reserved.  All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	Jan. 30,	Jan. 25,	Jan. 30,	Jan. 25,
	2005	2004	2005	2004

Revenue	$566,476	$472,119	$2,010,033	$1,822,945

Cost of revenue	372,661	333,914	1,360,547	1,294,067

Gross profit	193,815	138,205	649,486	528,878

Operating expenses:
Research and development	84,054	71,990	335,104	269,972
Sales, general and administrative	52,605	42,399	200,789	165,249
In-process research and development (A)	-	-	-	3,500

Total operating expenses	136,659	114,389	535,893	438,721

Operating income	57,156	23,816	113,593	90,157

Interest and other income, net	2,854	2,433	11,852	9,584
Convertible debenture redemption expense (B)	-	-	-	(13,068)

Income before income tax expense	60,010	26,249	125,445	86,673

Income tax expense (C)	12,001	2,083	25,089	12,254

Net income	$48,009	$24,166	$100,356	$74,419

Basic net income per share	$0.29	$0.15	$0.60	$0.46

Diluted net income per share	$0.27	$0.14	$0.57	$0.43

Shares used in basic per share computation	166,659	163,456	166,062	160,924

Shares used in diluted per share computation	177,257	176,457	176,558	172,707

(A) Amount represents the write-off of acquired research and development expense from the purchase of MediaQ, Inc. on August 19, 2003 that had not yet reached technological feasibility and has no alternative future use.

(B) Amount includes a $7.6 million redemption premium paid for the convertible debentures and $5.5 million of related unamortized issuance costs.
(C) The effective income tax rate for the three and twelve months ended January 30, 2005 was 20%. The effective income tax rate for the three and twelve months ended January 25, 2004 was 7.9% and 14.1%, respectively.

NVIDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Jan. 30,	Jan. 25,
	2005	2004
ASSETS

Current assets:
Cash, cash equivalents and marketable securities	$670,045	$604,043
Accounts receivable, net	296,279	196,631
Inventories	315,518	234,238
Prepaid and other current assets	19,819	14,539
Deferred income tax asset	3,265	3,261

Total current assets	1,304,926	1,052,712

Property and equipment, net	178,955	190,029
Deposits and other assets	9,034	7,731
Goodwill	108,107	108,909
Intangible assets, net	27,514	39,963

Total assets	$1,628,536	$1,399,344

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$238,223	$185,342
Accrued liabilities	182,077	144,755
Current portion of capital lease obligations	856	4,015

Total current liabilities	421,156	334,112

Deferred income tax liability	20,754	8,609
Capital lease obligations, less current portion	-	856
Long-term liabilities	8,358	4,582

Stockholders' equity	1,178,268	1,051,185

Total liabilities and stockholders' equity	$1,628,536	$1,399,344